Exhibit 99.3
MAGNACHIP SEMICONDUCTOR S.A.
MAGNACHIP SEMICONDUCTOR FINANCE COMPANY
Letter to DTC Participants
With Respect to the Offer to Exchange
Any and All Outstanding 10.500% Senior Notes due 2018
(CUSIP Nos. 55932R AG2 and L62495 AD5)
For
10.500% Senior Notes due 2018
which have been registered under the Securities Act of 1933, as amended, as described in the Prospectus dated           , 2010.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2010, UNLESS THE OFFER IS EXTENDED BY MAGNACHIP SEMICONDUCTOR S.A. (“MAGNACHIP S.A.”) AND MAGNACHIP SEMICONDUCTOR FINANCE COMPANY (“MAGNACHIP FINANCE,” AND TOGETHER WITH MAGNACHIP S.A., “MAGNACHIP SEMICONDUCTOR”) IN THEIR SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

, 2010

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     MagnaChip Semiconductor is offering, upon and subject to the terms and conditions set forth in a prospectus dated      , 2010 (as the same may be amended or supplemented from time to time, the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal” and, together with the Prospectus, the “Exchange Offer”), to exchange its 10.500% Senior Notes due 2018, which have been registered under the Securities Act of 1933, as amended, for any and all of MagnaChip Semiconductor’s issued and outstanding 10.500% Senior Notes due 2018 (the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of MagnaChip Semiconductor contained in an Exchange and Registration Rights Agreement, dated as of April 9, 2010, among MagnaChip Semiconductor, the Guarantors (as defined therein) and the initial purchasers referred to therein.
     We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:
     1. A Prospectus dated          , 2010.
     2. The Letter of Transmittal for your use and for the information (or the use, where relevant) of your clients.
     3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis.
     4. A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.
     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      , 2010, UNLESS EXTENDED BY MAGNACHIP SEMICONDUCTOR IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). THE OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.
     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof) or an Agent’s Message (as defined in the Letter of Transmittal) in lieu thereof, with any required signature guarantees and any other required documents, should be sent to Wilmington Trust FSB, the exchange agent for Exchange Offer (the “Exchange Agent”) and certificates representing the Old Notes, or a book-entry confirmation in respect of beneficial interests in Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
     If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus in the section entitled “The Exchange Offer” under the heading “Guaranteed Delivery Procedures.”
     MagnaChip Semiconductor will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. MagnaChip Semiconductor will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 14 of the Letter of Transmittal.
     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wilmington Trust FSB, the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
MAGNACHIP SEMICONDUCTOR S.A.
MAGNACHIP SEMICONDUCTOR FINANCE COMPANY
     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MAGNACHIP SEMICONDUCTOR OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.
Enclosures